Exhibit 99.43

ENEL AND ACCIONA ADJUST TENDER PRICE AFTER ENDESA PAYS DIVIDEND

The new price for the public tender offer is 40.16 euros per share, equal to the difference between the price of 41.30 euros per share announced on 11 April and the dividend of 1.14 euros per share approved by Endesa shareholders on 20 June.

Rome/Madrid, 2 July 2007 – Enel and Acciona have adjusted the per-share price of their public tender offer for 100% of Endesa to take account of the dividend distributed today to Endesa shareholders.

On 11 April Enel and Acciona had announced that the offer price of 41.30 euros per share would be reduced in proportion to any dividends (including any special dividends or analogous instruments) distributed by Endesa between the date the tender was presented and the date the results of the offer were published.

The new tender price is set at 40.16 euros per share, equal to the difference between the price of 41.30 euros per share announced on 11 April and the dividend of 1.14 euros per share approved by Endesa shareholders on 20 June and paid out today.

This press release does not constitute an offer to sell or an offer to buy any securities or a solicitation of any vote or approval.  Endesa, S.A. investors and security holders are urged to read the prospectus and U.S. tender offer statement from Enel S.p.A., Enel Energy Europe S.r.L., Acciona, S.A. and/or Finanzas Dos, S.A. regarding the proposed tender offer for Endesa securities when they become available, because they will contain important information. The prospectus and certain complementary documentation for the tender offer have been filed in Spain with the Comisión Nacional del Mercado de Valores (the “CNMV”) and a pending approval by the CNMV. Likewise, if a tender offer is extended in the United States, a U.S. tender offer statement will be filed in the United States with the U.S. Securities and Exchange Commission (the “SEC” ;).  Investors and security holders may obtain a free copy of the prospectus (when it is available) and its complementary documentation from Enel S.p.A., Acciona, S.A., Endesa, S.A. and the four Spanish Stock Exchanges. The prospectus will also be available on the websites of the CNMV (www.cnmv.es). Likewise, investors and security holders may obtain a free copy of the U.S. tender offer statement (when it is available) and other documents filed by Enel S.p.A., Enel Energy Europe S.r.L., Acciona, S.A. and Finanzas Dos, S.A. with the SEC on the SEC’s web site at www.sec.gov.  The availability of the tender offer to Endesa, S.A. shareholders who are not resident in and citizens of Spain or the United States may be affected by the laws of the relevant jurisdictions in which they are located or of which they are citizens. Such persons should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdictions.

Enel SpA – Registered Office 00198 Roma, Viale Regina Margherita 137 – Companies Register of Roma and Tax I.D. 00811720580 – R.E.A. of Roma 756032 - VAT Code 00934061003

Stock Capital Euro 6,176,196,279 (at december 31, 2006) fully paid-in

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Enel S.p.A., Enel Energy Europe S.r.L., their affiliates and their agents may purchase or arrange to purchase securities of Endesa, S.A. outside of any tender offer they may make for such securities, but only if permitted to do so by the laws and regulations of Spain (including receipt of approval by the CNMV of any such purchase or arrangement to purchase, if required by such laws and regulations).  In connection with any such purchase or arrangement to purchase, Enel S.p.A. and Enel Energy Europe S.r.L. will disseminate information regarding any such purchase or arrangement to purchase by filing a current report (hecho relevante) with the CNMV, an English translation of which will be filed with the SEC and Enel S.p.A., Enel Energy Europe S.r.L., their affiliates and their agents will rely on, and comply with the other conditions of, the class exemptive relief from Rule 14e-5 under the U.S. Securities Exchange Act of 1934, as amended, granted by the SEC on March 2, 2007.  In addition, Enel S.p.A., Enel Energy Europe S.r.L., their affiliates and their agents may enter into agreements (including hedging transactions) with respect to securities of Endesa, S.A. if permitted to do so by the laws and regulations of Spain (including receipt of approval by the CNMV of any such agreements, if required by such laws and regulations).

This press release may contain forward-looking statements. Forward-looking statements may be identified by words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “will” or words of similar meaning and include, but are not limited to, statements about the expected future business of Enel, S.p.A. or Endesa, S.A. resulting from and following the proposed transaction. These statements are based on the current expectations of Enel S.p.A.’s management, and are inherently subject to uncertainties and changes in circumstances. Among the factors that could cause actual results to differ materially from those described in the forward-looking statements are factors relating to satisfaction of the conditions to the proposed transaction, and changes in global, political, economic, business, competit ive, market and regulatory forces. Enel S.p.A. and Enel Energy Europe S.r.L. do not undertake any obligation to update the forward-looking statements to reflect actual results, or any change in events, conditions, assumptions or other factors.

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